October 9, 2026

Northern Lights Fund Trust III

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Ladies and Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 656 to the Registration Statement, File Nos. 333-178833 and 811-22655 (the “Registration Statement”), of Northern Lights Fund Trust III (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 656 is effective for purposes of applicable federal and state securities laws, the shares of each fund listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 656 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP

EXHIBIT A

ABS Insights Emerging Markets Fund
Absolute Capital Asset Allocator Fund
Absolute Capital Defender Fund
Boyd Watterson Limited Duration Enhanced Income Fund
Counterpoint Quantitative Equity ETF
Counterpoint Tactical Equity Fund
Counterpoint Tactical Income Fund
Counterpoint Tactical Municipal Fund
Counterpoint High Yield Trend ETF
HCM Defender 100 Index ETF
HCM Defender 500 Index ETF
HCM Dynamic Income Fund
HCM Hedged Equity ETF
HCM Multi-Asset Plus Fund
HCM Sector Plus Fund
HCM Select 50 ETF
HCM Tactical Plus Fund
Persimmon Long/Short Fund
Pinnacle Multi-Strategy Fund
PlanRock Equity Plus Alternatives ETF
PlanRock Growth Rotation ETF
PlanRock Income Rotation ETF
RESQ Dynamic Allocation Fund
RESQ Strategic Income Fund
Swan Defined Risk Fund
Swan Defined Risk Growth Fund
Swan Enhanced Dividend Income ETF
The Covered Bridge Fund
The Teberg Fund